Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Investor Relations
Phone:	(732) 786-8044
Email:	info@medifirstsolutions.com
Website:	www.medifirstsolutions.com

MEDIFIRST SOLUTIONS, INC. TO ACQUIRE LASER
TECHNOLOGY COMPANY

CEO provides company update.

Freehold, NJ — June 24, 2014 — MEDIFIRST SOLUTIONS, INC. (OTCQB: MFST) would like to take this opportunity to update shareholders on exciting new company events and developments. Commented CEO Bruce J. Schoengood, "We have been looking for technology driven products that are proprietary and exclusive to add to our company line-up. With this acquisition, we continue to both complement our healthcare division and add technology that brings great value and tremendous growth potential to Medifirst."

Medifirst Solutions is pleased to announce that is has signed an agreement to acquire Medical Lasers Manufacturer Inc., based in Florida. The company has created a unique Laser Program designed for anti-aging applications that includes: The full makeover, non-surgical face lift, non-invasive restoration & re-surfacing of the skin's tissues and skin tightening. Additional treatments are for sun spots, wrinkles, acne, hyper-pigmentation, scars, skin detoxification, stretch marks and cellulite. The Laser Program, which includes treatment protocols and the laser units, have been tested and developed over the last year with very positive results.

The lasers are easy to use, light-weight, hand-held units that are specially designed so the patient has no down time and no extensive recovery period. For healthcare professionals, they are affordable, portable and versatile. The lasers can run for several hours on its battery or can be plugged in to a standard electrical outlet. The Laser Program consists of infrared and green laser devices. Stated Dr. Ron Rubin, Medical Director and President of Medical Lasers Manufacturer Inc., "In the past several weeks we have showcased two very successful open house events in our offices in Boca Raton and Aventura Florida. People simply love the fast and positive results and are signing up for treatment packages and we have received serious interest from healthcare distributors from other countries. I am very confident and excited that working with Medifirst Solutions will enhance and accelerate our domestic and global growth and development."

Medical Lasers Manufacturer Inc. is in the process of completing a form 510(k) to register the laser units with the FDA. The agreement is subject to all necessary approvals of the directors and shareholders of the Medifirst and Medical Lasers Manufacturer and to the satisfaction of all conditions to the respective obligations of the parties, prior to the anticipated closing date of June 27, 2014.

Medifirst Solutions recently announced it had completed a business development agreement with Native Holdings LLC which has a long time business relationship with the Seminole Tribe of Florida, owners of the Hard Rock Hotel & Casino. We are currently working on the details for three new products and related services for the Hard Rock Hotel and Casino and we plan to announce the details when the agreements are completed. Commented Schoengood, "The process does need several tiers of approval and is taking additional time to complete. We are very excited to be working with Native Holdings and hope to announce completed deals in the upcoming days and weeks."

We encourage shareholders to visit www.medifirstsolutions and sign on for our email news alerts. As of June 20, 2014 the MFST float (unrestricted shares) is 12,170,750.

About Medifirst Solutions, Inc.—

Medifirst Solutions, Inc. is a Nevada corporation that is headquartered in New Jersey. The company seeks innovative medical and healthcare products and technologies which are targeted to both medical and healthcare professionals as well as everyday consumers. Medifirst Solutions is developing and establishing both consumer and professional medical and cliental to be used as a pipeline that will allow for distribution of our new products and services. For more details visit www.medifirstsolutions.com for more information. Medifirst Solutions will continue to offer its services under its recently announced Legal Marijuana Division, Health and Wellness Division and Medi-First Light Therapy Systems. Until there is more clarity in state laws as well as federal laws Medifirst will not have any products or services that directly require growing, selling, using or even touching cannabis in any way shape or form. Visit www.medifirstusa.com and www.bocamedicalspa.com for more product information.

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Forward-Looking Statements: The statements in this press release that relate to the company's expectations with regard to the future impact on the company's results from new products in development are forward-looking statements, and may involve risks and uncertainties, some of which are beyond our control. Such risks and uncertainties are described in greater detail in our filings with the U.S. Securities and Exchange Commission. Since the information in this press release may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results. We make no commitment to disclose any subsequent revisions to forward-looking statements.